SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 31, 2009
ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-89756 (Commission File Number)	54-2061691 (IRS Employer Identification No.)

1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
Alion Science and Technology Corporation (“Alion” or the “Company”) sold approximately 71,292 shares to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) at $34.30 per share (the “Per Share Price”) for aggregate proceeds of approximately $2.4 million. The share sale was completed as of March 31, 2009.
The Company issued approximately 153,108 additional shares to the Trust, at an average price per share of $34.30 as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.
The shares of common stock were offered and sold to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.
Item 8.01 Other Events.
March 31, 2009 Valuation
State Street Bank and Trust Company, the ESOP Trustee, retained an independent third-party valuation firm to help it determine a value for Alion’s common stock as of March 31, 2009 (the “March 31 Price”). The March 31 price was determined on May 6, 2009 and presented to the Company’s Board of Directors on May 12, 2009. The valuation firm’s analysis included public company market multiples, discounted cash flows and transaction values and multiples for acquired companies similar to Alion. The Trustee determined an offering price of $34.30 per share for Alion’s common stock as of March 31, 2009. The $34.30 share price will remain in effect until September 30, 2009, the next scheduled valuation date at the end of the Company’s standard six-month valuation period.
The following key factors contributed to the Trustee’s decision to select $34.30 as the price per share. Alion revenue for the twelve months ended March 31, 2009 was 1.6% greater than revenue for the twelve months ended September 30, 2008. Consolidated EBITDA increased approximately 4.4% for the twelve months ended March 31, 2009 compared to the twelve months ended September 30, 2008. However, declines in the stock markets caused median market-based EBITDA pricing multiples to decline by approximately 17.5% between September 30, 2008 and March 31, 2009, while the market value of the Company’s debt increased between September 30, 2008 and March 31, 2009.
The valuation firm prepared a written report, exclusively for the Trustee’s use in administering the ESOP. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between the valuation firm, the Trustee and the Company. The valuation firm relied on the accuracy and completeness of the information it reviewed, including financial projections prepared by the Company’s management. There is no assurance that, with respect to future valuations, the valuation firm used or any other financial adviser the Trustee might choose would utilize the same processes or methods in future valuations of Alion common stock or that such advisor(s) would reach conclusions similar to those contained in the current report.
Fiscal Year 2008 Prime Contract Revenue
Approximately seventy-eight percent (78%) of Alion’s revenues from fiscal year 2008 were derived from work performed by Alion under prime contracts.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 14, 2009

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Michael J. Alber
	Name:	Michael J. Alber
	Title:	Chief Financial Officer

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